Exhibit 99.1
PART II

Note: The information contained in this exhibit has been updated for the retrospective adoption of a new accounting standard issued by the Financial Accounting Standards Board, Accounting Standards Update ("ASU") No. 2017-07, Compensation-Retirement Benefits (Topic 715). The non-service cost components of net periodic benefit cost are now presented in the income statement separately from the service cost component and outside the subtotal of income from operations. The Company is presenting these non-service cost components within the Other (income) expense, net caption. This exhibit has not been updated for any other changes since the filing of the 2017 Annual Report on Form 10-K (the "2017 Form 10-K"). For additional developments since the filing of the 2017 Form 10-K, refer to our periodic reports filed with the U.S. Securities and Exchange Commission through the date of this Current Report on Form 8-K, including our Quarterly Report on Form 10-Q for the period ended April 1, 2018.

Item 6.     SELECTED FINANCIAL DATA
FIVE-YEAR CONSOLIDATED FINANCIAL SUMMARY
(All dollar and share amounts in thousands except market price and per share statistics)

	2017	2016	2015	2014	2013
Summary of Operations
Net Sales	$7,515,426	7,440,181	7,386,626	7,421,768	7,146,079
Cost of Sales (1)	$4,060,050	4,270,642	4,000,071	4,085,602	3,865,231
Selling, Marketing and Administrative (1)	$1,885,492	1,891,305	1,945,361	1,900,970	1,922,508
Goodwill, Indefinite and Long-Lived Asset Impairment Charges	$208,712	4,204	280,802	15,900	—
Business Realignment Costs (1)	$47,763	18.857	84.628	29,721	18,665
Interest Expense, Net	$98,282	90,143	105,773	83,532	88,356
Provision for Income Taxes	$354,131	379,437	388,896	459,131	430,849
Net Income Attributable to The Hershey Company	$782,981	720,044	512,951	846,912	820,470
Net Income Per Share:
—Basic—Common Stock	$3.79	3.45	2.40	3.91	3.76
—Diluted—Common Stock	$3.66	3.34	2.32	3.77	3.61
—Basic—Class B Stock	$3.44	3.15	2.19	3.54	3.39
—Diluted—Class B Stock	$3.44	3.14	2.19	3.52	3.37
Weighted-Average Shares Outstanding:
—Basic—Common Stock	151,625	153,519	158,471	161,935	163,549
—Basic—Class B Stock	60,620	60,620	60,620	60,620	60,627
—Diluted—Common Stock	213,742	215,304	220,651	224,837	227,203
Dividends Paid on Common Stock	$387,466	369.292	352,953	328,752	294,979
Per Share	$2.548	2.402	2.236	2.040	1.810
Dividends Paid on Class B Stock	$140,394	132,394	123,179	111,662	98,822
Per Share	$2.316	2.184	2.032	1.842	1.630
Depreciation	$211,592	231,735	197,054	176,312	166,544
Amortization	$50,261	70,102	47,874	35,220	34,489
Advertising	$541,293	521,479	561,644	570,223	582,354
Year-End Position and Statistics
Capital Additions (including software)	$257,675	269,476	356,810	370,789	350,911
Total Assets	$5,553,726	5,524,333	5,344,371	5,622,870	5,349,724
Short-term Debt and Current Portion of Long-term Debt	$859,457	632,714	863,436	635,501	166,875
Long-term Portion of Debt	$2,061,023	2,347,455	1,557,091	1,542,317	1,787,378
Stockholders’ Equity	$931,565	827,687	1,047,462	1,519,530	1,616,052
Full-time Employees	15,360	16,300	19,060	20,800	12,600
Stockholders’ Data
Outstanding Shares of Common Stock and Class B Stock at Year-end	210,861	212,260	216,777	221,045	223,895
Market Price of Common Stock at Year-end	$113.51	103.43	89.27	103.93	97.23
Price Range During Year (high)	$115.96	113.89	110.78	108.07	100.90
Price Range During Year (low)	$102.87	83.32	83.58	88.15	73.51

(1)
In accordance with ASU No. 2017-07, the non-service cost components of net periodic benefit cost relating to the Company's pension and other post retirement benefit plans have been reclassified to the Other (income) expense, net caption for the years ended December 31, 2017, 2016 and 2015. Other (income) expense, net is not presented above.